EXHIBIT 10.4

BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

590 MADISON AVENUE	TEL 212-980-2200
NEW YORK, NEW YORK 10022	FAX 212-980-9466

June 15, 2007

Mr. Alan Schoenbart
Chief Financial Officer
Ortec International, Inc.
3960 Broadway
New York, NY 10032

Dear Mr. Schoenbart:

This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners (“BHP”), a division of Pali Capital, Inc., by Ortec International, Inc. (the “Company”) to act as its exclusive placement agent in connection with the issuance and sale of up to $12 million of Series A Convertible Preferred Stock (the “Series A Preferred”) and common stock purchase warrants through a transaction or transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable securities laws and regulations (a “Financing”). This Agreement and the separate Advisory Agreement entered into this day supersede all previous agreements with the Company either written or verbal.

In connection with BHP’s engagement hereunder, the Company shall pay BHP a cash fee equal to ten percent (10%) of the gross proceeds received by the Company in the Financing, which shall include cash amounts received by the Company in connection with bridge notes issued by the Company in relation to this Financing. BHP shall be paid five percent (5%) of any proceeds received by the Company upon the cash exercise of the investor warrants issued in connection with the Series A Financing and related activity. In addition, the Company shall issue 5-year warrants equal to ten percent (10%) of the number of as converted Series A Preferred shares and five percent (5%) of the Series M Warrants issued with an initial exercise price per share equal to 110% of the Series A Preferred conversion price and 110% of the Series M exercise price respectively (the “Placement Warrants”). The shares underlying the Placement Warrants shall have standard piggyback registration rights, be exercisable pursuant to a cashless exercise provision, be non-redeemable and be included in any registration statement covering the shares issued pursuant to any financing activity under this Agreement.

In addition to the above, the Company shall promptly reimburse BHP for reasonable out-of-pocket expenses (which amount shall not exceed $10,000 without the prior written approval of the Company) incurred in connection with this Agreement. All fees and expenses hereunder are payable in cash, unless otherwise noted by wire transfer upon the Closing of the Financing.

In connection with this Agreement, the Company will furnish BHP with all information concerning the Company which BHP reasonably deems appropriate and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022, Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

For a period of twelve (12) months following the initial closing of the Financing (the “Authorization Period”), BHP shall have the right, but not the obligation, to act as exclusive placement agent in connection with any financing activity by the Company. The fees for such subsequent financing activity shall be mutually agreed to in good faith by the Company and BHP. Provided however, that upon the expiration of the Authorization Period, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after such expiration, a Financing involving the Company occurs that involves a party contacted by BHP on behalf of the Company.

BHP is a division of Pali Capital, Inc. The letter agreement shall remain in full force and effect as to BHP and the Company, and shall be deemed fully assigned, in the event that BHP becomes an independent entity. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and the Company are herein defined. Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

Burnham Hill Partners

By /s/ Jason Adelman

Name: Jason Adelman
Title: Managing Director

Accepted and agreed to as of the date first written above:

Ortec International, Inc.

By: /s/ Alan Schoenbart

Name: Alan Schoenbart
Title: Chief Financial Officer

TO:	Burnham Hill Partners	Date: June 15, 2007
A division of Pali Capital Inc.
590 Madison Avenue
New York, NY 10022

          In connection with your engagement pursuant to our letter Agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners, a division of Pali Capital Inc. (“BHP”) and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

          We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or any related engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.

          If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and for every day or part thereof that we are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

          The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and any other Agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,

Accepted and Agreed:

Burnham Hill Partners			Ortec International, Inc.

By:	/s/ Jason Adelman	By:	/s/ Alan Schoenbart

Name: Jason Adelman			Name: Alan Schoenbart
Title: Managing Director			Title: Chief Financial Officer